Exhibit 10.54

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between William R. Stewart (“Stewart”) and Chugach Electric Association, Inc., an Alaska electrical cooperative association headquartered in Anchorage, Alaska (“Chugach” or “Employer”), retroactive as of July 1, 2006.

          WITNESSETH:

          WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

          WHEREAS, Stewart has skills and experience in electric utility management generally and with the business and technology associated with the production, transmission and distribution of electricity; and

          WHEREAS, Chugach desires to obtain Stewart’s services as the Chief Executive Officer of its business, and Stewart desires to be employed in that position by Chugach;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

          1.          Employment. Chugach hereby employs Stewart as its Chief Executive Officer, and Stewart hereby accepts such employment upon the terms and conditions hereinafter set forth.

          2.            Duties.

                         a.      Stewart shall serve as Chugach’s Chief Executive Officer and shall perform his services as such within the framework of Chugach’s Bylaws, policies, procedures and goals as Chugach’s Board of Directors shall from time to time determine, including but not limited to the following:

                                 (i)            Board Policy 106, Delegations of Authority from the Board of Directors to the Chief Executive Officer, Appendix A hereto;

                                 (ii)          Board Policy 107, Board of Directors - Chief Executive Officer Relationship, Appendix B hereto; and

                                 (iii)         Board Policy 118, Delegation of Certain of the Secretary’s and Treasurer’s Duties to the Chief Executive Officer, Appendix C hereto.

In such capacity, Stewart (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates and (ii) shall

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perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

                    b.           Stewart shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Stewart shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever that conflict with his obligations to Chugach during the term of his employment hereunder. Notwithstanding the foregoing, nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Stewart; provided that such investments shall not amount to a controlling interest in any entity (other than trusts, limited partnerships or other entities adopted by Stewart for estate planning purposes). Stewart also agrees that he will not participate in any political activity that will or may reflect adversely upon Chugach without obtaining the prior consent of Chugach’s Board of Directors.

                    c.           Chugach shall furnish Stewart with an office and other facilities at Chugach’s headquarters location and services that are suitable to his position and adequate for the performance of his duties and functions hereunder

          3.         Term of the Agreement. The term of this Agreement shall be for a period of three (3) years commencing retroactively on July 1, 2006. This Agreement may be extended by mutual written agreement of the parties reached on or before July 1, 2008, for a minimum of a one (1) year term, and thereafter for additional terms of one or more years on mutual written agreement reached not less than twelve (12) months prior to expiration of the then remaining term. Notwithstanding the foregoing, this Agreement will automatically be extended for successive one-year terms if the Board of Directors does not take formal action otherwise on or before July 1, 2008, and annually thereafter, or unless terminated as provided in Section 10 of this Agreement.

          4.         Compensation. Chugach shall pay to Stewart, in consideration of and as compensation for the services agreed to be rendered by Stewart hereunder, the following:

                      a.           Salary. During the first year of this Agreement (July 1, 2006 - June 30, 2007), Chugach shall pay to Stewart an annual salary of Two Hundred Twenty Thousand Dollars ($220,000 US) (the “Base Salary”), payable in regular installments on Chugach’s normal paydays, less withholdings required by law and as authorized by Stewart. On each July 1 anniversary date thereafter, the Base Salary shall be adjusted based upon the percentage increase, if any, in the then most current semi-annual Anchorage CPI-U index published by the U.S. Bureau of Labor Statistics. The Base Salary shall not be decreased due to any reduction in the CPI-U index.

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                    b.           Discretionary Performance-Based Bonus Program. The Board of Directors may, in its sole discretion, establish annual or other performance-based objectives for Stewart and assign fixed dollar amount or percentage of Base Salary bonuses for the successful achievement of those objectives. The stated objective(s) will be set forth in Appendix D hereto, to be updated from time to time as the Board sees fit. For each objective met, Stewart will be awarded the bonus associated with that objective, said payment(s) to be made within thirty (30) days of the Board’s determination, less withholdings required by law or as authorized by Stewart. The parties acknowledge that such bonus payments to Stewart, if any, are not considered compensation under any of retirement plans offered by Chugach and therefore will not be considered in determining Stewart’s retirement benefits.

                    c.           Use of Company Vehicles. During the Employment Term, Stewart shall be permitted to use Chugach vehicles on company business on a de minimus basis. Stewart shall not be entitled to a company vehicle for personal use.

          5.         Chugach-Provided Benefits. During the term of this Agreement and if available then, Stewart shall be entitled to participate in all group health, pension, 401(k), deferred compensation plans and other benefit plans maintained by Chugach and provided to its salaried administrative personnel, on the same terms as apply to participation therein by such personnel generally (except as otherwise provided herein). Further, during the term of this Agreement, Stewart shall be entitled to participate in all fringe benefit programs and shall receive all perquisites if and to the extent that Chugach’s Board of Directors establishes and makes such benefits and perquisites available to its salaried administrative personnel generally, including, but not limited to, Employer-paid long-term disability insurance and life insurance coverage.

          6.         Holidays, Sick Leave and Annual Leave. Stewart shall be entitled to such holidays, sick leave and annual leave as are provided to Chugach’s salaried administrative personnel generally.

          7.        Expenses. During the term of this Agreement, Chugach shall reimburse Stewart for all reasonable travel, entertainment and other business expenses incurred or paid by Stewart in performing his duties and functions hereunder, subject to Stewart’s accounting for and reporting such expenses pursuant to applicable Chugach policies.

          8.         Non-Competition. During the term of this Agreement, during any extension thereof, and for a period of six (6) months after termination of this Agreement, Stewart shall not enter into or participate in any business competitive to the business carried on by Chugach in Southcentral Alaska or at such additional locations, if any, outside Southcentral Alaska at which Chugach conducts business. As used herein, the term “business competitive to the business carried on by

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Chugach” means any business that involves the production, transmission or distribution of electricity, and the words “Southcentral Alaska” mean a business conducted in whole or in part within the boundaries of the Municipality of Anchorage, the Kenai Peninsula Borough, or the Matanuska-Susitna Borough. The provisions of this paragraph 8 shall survive the expiration and/or termination of this Agreement. If a court of competent jurisdiction or arbitrator, as the case may be, should declare any or all of this provision unenforceable because of any unreasonable restriction of duration and/or geographical area, then such court or arbitrator shall have the express authority to reform this provision to provide for reasonable restrictions and/or to grant Chugach such other relief, at law or in equity, as is reasonably necessary to protect its interests.

          9.           Confidential Information. During the term of this Agreement and for so long thereafter as the information remains confidential, Stewart will not use for his own advantage or disclose to any unauthorized person any confidential information relating to the business operations or properties of Chugach and any affiliate of Chugach. Upon the expiration or termination of this Agreement, upon Chugach’s request, Stewart will surrender and deliver to Chugach all documents and information of every kind relating to or connected with Chugach and its affiliates. As used herein “confidential information” means all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Chugach and its business and operations, including without limitation, any trade-secrets or know-how, computer software programs in both source code and object code, information regarding any product or service, development, technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion or acquisition plans, any operational and management guidelines, any cost, pricing or other financial data or projections, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Chugach to any third party or any other information that Chugach shall, in the ordinary course of its business, possess or use and not release externally without restriction on use or disclosure. The foregoing confidential information provision shall not apply to information which: (i) is or becomes publicly known through no wrongful act of Stewart, (ii) is rightfully received from any third party without restriction and without breach by Stewart of this Agreement; or (iii) is independently developed by Stewart after the term of his employment hereunder or is independently developed by a competitor of Chugach at any time. The provisions of this paragraph 9 shall survive the expiration and/or termination of this Agreement.

          10.          Termination.

                         a.           Termination for Cause. Chugach may terminate Stewart’s employment for “cause” immediately upon written notice to Stewart, provided, however, that Stewart has been given ten (10) days written notice of cause for termination and has failed to, or is unable to, cure such cause within that time. Such

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notice shall specify in reasonable detail the acts or omissions that constitute cause for termination. For purposes of this Agreement, “cause” means a business-related reason that is not arbitrary, capricious or illegal and which is based on facts (i) supported by substantial evidence and (ii) reasonably believed by the Board of Directors to be true. Examples of “cause” for termination of employment are provided in Chugach Operating Policy 013 dated September 19, 2001, and are incorporated herein by reference to the extent they are consistent with this Agreement. In the event of the involuntary termination of his employment for cause, Stewart shall not be entitled to receive any compensation hereunder other than his Salary and employee benefits and leave as accrued through the effective date of such termination. Stewart’s obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Agreement.

                    b.       Termination Without Cause. Chugach may terminate Stewart’s employment without cause at any time during the term of this Agreement or any extension thereof, provided however, that Chugach shall continue to pay Stewart his Base Salary and shall provide him all benefits that he would have received had his employment not been terminated then, said payments and benefits to continue without interruption through the end of the then remaining term of this Agreement.

                    c.       Voluntary Termination. Stewart may voluntarily terminate his employment under this Agreement at any time upon sixty (60) days’ prior written notice to Chugach’s Board of Directors, whereupon Chugach’s employment of Stewart shall terminate at the end of the sixty (60) day notice period. In the event of Stewart’s voluntary termination of employment, he shall not be entitled to receive any compensation hereunder other than his Salary and employee benefits as accrued through the effective date of such termination. Stewart’s obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Agreement.

                    d.       Disability. Chugach may terminate Stewart’s employment after having established Stewart’s Disability, subject to applicable state and/or federal law. For purposes of this Agreement, “Disability” means a physical or mental disability which impairs Stewart’s ability to substantially perform his duties under this Agreement and which results in Stewart becoming eligible for long-term disability benefits under Chugach’s long-term disability plan (or, if Chugach has no such plan in effect, which impairs Stewart’s ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). Stewart shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of Stewart’s Disability during which Stewart is unable to work due to a physical or mental disability, or (ii) any period of Disability which is prior to Stewart’s termination of employment pursuant to this paragraph.

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                    e.       Death. This Agreement shall automatically terminate the day after Stewart’s death if it has not already terminated prior to that date.

                    f.       Miscellaneous. In the event of any termination or attempted termination hereof: (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the termination date; and (iii) the terms of this Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the termination date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to the other party hereunder.

                    g.       No Set-off; No Duty of Mitigation. There shall be no right of setoff or counterclaim, in respect of any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Stewart hereunder, including, without limitation, pursuant to subparagraph 10(b). In the event of any termination of Stewart’s employment under subparagraph 10(b), Stewart shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Stewart hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Stewart.

          11.     Injunctive Relief. It is agreed that the services of Stewart are unique and that any breach or threatened breach by Stewart of any provision of this Agreement cannot’ be remedied solely by damages. Accordingly, in the event of a breach by Stewart of his obligations under this Agreement, Chugach shall be entitled to seek and obtain interim restraints and permanent injunctive relief, restraining Stewart and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting either party from seeking injunctive relief to require resolution of disputes or controversies arising out of or relating to this Agreement to be resolved pursuant to paragraph 12 below.

          12.     Arbitration. Any dispute or controversy arising out of or relating to this Agreement or any claimed breach hereof shall be resolved, at the request of either party, by a private arbitration proceeding. The request for arbitration shall be made in writing no later than thirty (30) days after the alleged act or omission on which it is based. The arbitration proceeding shall be conducted pursuant to the Alaska Revised Uniform Arbitration Act, AS 09.43.300 – 09.43.595 (the “Act”) and the most current version of the employment arbitration rules published by the dispute

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resolution organization whose services are used by these parties (the “Arbitration Rules”), each of which is incorporated herein by this reference to the extent that the Act and the Arbitration Rules are consistent with this Agreement. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the Arbitration Rules. The arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree to a mutually acceptable arbitrator within twenty-one (21) days of the request for arbitration, Chugach shall select an impartial dispute resolution organization to provide the parties a list of seven (7) arbitrators. After a coin toss to determine who makes the first strike, the parties shall strike names from the list alternately until the name of one arbitrator remains. That arbitrator shall be deemed mutually acceptable to both parties unless the arbitrator is unavailable, in which case the last arbitrator whose name was struck shall be deemed acceptable to the parties, and so on. The arbitration hearing shall be held in Anchorage, Alaska, or in such other place as may be mutually agreed upon by the parties, at a time and location determined by the arbitrator. Within thirty (30) days of the close of the arbitration hearing, the arbitrator shall hand down a written decision and award. The decision shall explain the basis for the arbitrator’s award. The arbitrator shall have authority to interpret and enforce this Agreement, but shall not have authority to alter, amend or supersede any provision of this Agreement. The decision and award shall be final and binding on the parties, subject only to such appeal rights as are available under the Act. Either party may seek entry of judgment upon such decision and award in any court having jurisdiction over the parties. The expenses of the arbitration proceeding shall be borne by Chugach. Each party shall pay for and bear the cost of its own experts, witnesses and legal counsel in such arbitration proceeding.

          13.     Indemnification.

                    a.       Chugach shall indemnify Stewart (as a “protected person”) to the fullest extent permitted by AS 10.25.145 (the terms of which are incorporated herein by this reference) against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Stewart in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Stewart is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer or agent of Chugach or of any of Chugach’s controlled affiliates or is or was serving as an officer, trustee, agent or fiduciary of any other entity at the request of Chugach (a “Proceeding”).

                    b.       Chugach shall advance to Stewart all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Chugach of a written request for such advance, accompanied by an itemized list of the actual or anticipated costs and expenses and Stewart’s written undertaking to repay to Chugach on demand the amount of such advance if it shall ultimately be determined that Stewart is not entitled to be indemnified against such

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costs and expenses. Stewart shall periodically account to Chugach for all such costs and expenses incurred by Stewart in connection with his defense of the Proceeding.

                    c.     The indemnification provided to Stewart hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Chugach’s Certificate of Incorporation or Bylaws, any insurance maintained by Chugach from time to time providing coverage to Stewart and other officers and directors of Chugach, or any separate written agreement with Stewart. The provisions of this paragraph 13 shall survive any termination of this Agreement.

          14.     Amendment and Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof, whether written or oral, including but not limited to the parties’ Memorandum of Agreement in Principle and the agreements under which Stewart served as Chugach’s interim Chief Executive Officer. Subject to applicable law and upon the consent of Chugach’s Board of Directors, this Agreement may be amended, modified and supplemented by written agreement of Chugach and Stewart with respect to any of the terms contained herein.

          15.     Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

          16.     Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery or five (5) days after having been mailed, certified or registered, with postage prepaid:

If to Chugach:	If to Stewart:

Chugach Electric Association, Inc. P.O. Box 196300 Anchorage, AK 99519-6300	William R. Stewart 3200 Discovery Bay Drive Anchorage, AK 99515

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Facsimile: (907) 762-4688	Facsimile:
Attention: Chairman of Board of
Directors

or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

          17.     Assignment. This Agreement shall inure to the benefit of Stewart and Chugach and be binding upon the successors and general assigns of Employer. This Agreement shall not be assignable by either party except to the extent set forth in paragraph 20.

          18.     Enforceability. In the event it is determined that this Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

          19.     Applicable Law. This Agreement shall be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Alaska.

          20.     Beneficiaries: Executive’s Representative. Stewart shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Stewart’s death. Any such designation shall be made by written notice to Chugach. In the event of Stewart’s death or of a judicial determination of Stewart’s incompetence, references in this Agreement to Stewart shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative (“Stewart’s Representative”) solely for the purpose of providing a clear mechanism for the exercise of Stewart’s rights hereunder in the case of Stewart’s death or disability.

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          IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on and as of the day and year first above written.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Name: JEFF LIPSCOMB

Title: CHAIRMAN OF THE BOARD

WILLIAM R. STEWART

94714v1 23681-77

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APPENDIX A

CHUGACH ELECTRIC ASSOCIATION, INC.

BOARD POLICY: 106	Date: June 18, 2003

DELEGATIONS OF AUTHORITY
FROM THE BOARD OF DIRECTORS TO
THE CHIEF EXECUTIVE OFFICER

I.	OBJECTIVE

To define the delegations of authority from the Board of Directors to the Chief Executive Officer to enable adequate direction of the operations of the Association and to report to the Board on the results achieved.

II.	CONTENT

	A.	Planning

		1.	Policies

To formulate with his/her staff, as appropriate, the Board policies to be recommended to a committee of the Board for their consideration and to participate with the Board Operations Committee and the Board in the development of Board policies. To formulate, in consultation with the Board of Directors and staff, the Operating Policies of the Association. Such policies shall be reviewed by the Chief Executive Officer as periodically necessary and a report made to the Board or a Board Committee.

		2.	Objectives

To develop, in consultation with the Board of Directors and staff, goals and objectives of the Association for presentation to and approval by the Board of Directors. To review annually these goals and objectives, as well as the results achieved.

		3.	Short-Range and Long-Range Plans

a.

To conduct studies, with staff and outside consultants if necessary, and recommend to the Board of Directors short-range and long-range plans, including plans in such areas as power supply, power requirements and load forecasts, need for generation and transmission facilities, procurement of fuel, financing, energy

BOARD POLICY: 106		PAGE: 2

management and marketing, member and public relations, materials management, construction, etc., and to report to the Board on results achieved compared to such plans.

	4.	Membership Meetings

To develop, with staff, plans for annual and other meetings of the Members and to make appropriate recommendations to the Board of Directors.

	5.	Annual Work Plans and Budgets

To formulate, with staff, annual work plans and budgets for the Association and recommend them to the Board for their consideration and approval and to provide detailed reports monthly on revenue, expenses and other results compared to such plans.

	6.	Legislation

To analyze and determine with staff, state and federal legislative and regulatory matters to be proposed, supported, or opposed consistent with established Board policy. Reports will be submitted to the Board on a regular basis.

	7.	Retail and Wholesale Rates and Service Rules and Regulations

To periodically study and analyze the Association’s retail and wholesale rates and service rules and regulations and make appropriate recommendations to the Board.

B.	Organization

	1.	Organizational Structure

a.

To periodically review activities of the Association and to determine, with staff, the organizational structure best suited to carry out the overall objectives of the Association, within the limitations of the budget and Board Policy and priorities.

b.

To determine, with the appropriate staff members, the need for additional positions, the transfer, reassignment, or elimination of present positions, and to effect such changes, provided they are within the limitations of the personnel costs of the approved budget. Reports should be made annually to the Board, or a committee of the Board, on the number of positions by organizational units as compared to previous years.

BOARD POLICY: 106	PAGE: 3

2.	Selection of Personnel

	a.	To develop or approve standards and qualifications for use in recruitment, transfer and promotion of personnel. Such standards and qualifications should meet all federal and state legal requirements.

	b.	To hire, transfer, promote, and terminate personnel.

3.	Training

	a.	To ensure that the Association staff is trained in accordance with the requirements of their positions.

b.

To initiate and promote, through staff, appropriate management, professional and technical training programs for all personnel within the limitations of the approved budget and Board policy, including sending personnel to appropriate training programs outside the organization.

4.	Performance Appraisals

	a.	To appraise, at least annually, the performance of the immediate staff and to counsel with them and assist them to develop and improve.

	b.	To ensure that an annual performance appraisal program is established and carried out for all personnel.

5.	Position Descriptions

To ensure that written position descriptions and job specifications are prepared and reviewed annually for all personnel. Such completed descriptions will not require Board approval.

6.	Fringe Benefits

To administer or approve activities and actions with respect to vacations, holidays, sick leave and other fringe benefit programs for the employed personnel within established policies, within the limitations of the budget, and as provided in collective bargaining agreements. A report shall be presented annually to the Board or a committee of the Board describing the various benefits and the employee and employer contribution, if any, and what percent fringes are of payroll.

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7.	Overtime

To ensure that overtime is controlled and to report annually to the Board on overtime as a percent of payroll compared to previous years and the results of the efforts to control this expense.

8.	Consultants

To select and retain consultants, other than the firm performing the independent financial audit. The selection of any consultants working in areas which affect the functions of the Board requires the approval of the Board.

9.	Wage and Salary Administration

a.

To develop a systematic wage and salary plan for non-bargaining unit employees and present it to the appropriate committee of the Board of Directors for its review and for them to make an appropriate recommendation to the Board regarding its approval.

b.

To determine all salary adjustments, except the Chief Executive Officer’s, within the Board-approved wage and salary plan and policy and within the limitations of the budget. A report is to be provided to the Board annually on the administration of the wage and salary plan.

c.

To evaluate new positions and reevaluate existing positions. If their responsibilities and authorities substantially change, and if appropriate, place these positions in the Board-approved wage and salary plan.

d.

To conduct labor surveys, as necessary, to determine wages and salaries paid for comparable jobs in the area in which the Association recruits personnel, and make recommendations to a committee of the Board of Directors on any revisions required in the wage and salary plan for non-bargaining unit employees, taking into account the financial condition of the Association.

10.	Labor Relations

	a.	To negotiate bargaining unit contracts and make appropriate recommendations to the Board.

	b.	To administer the approved labor contracts and see that appropriate managers and supervisors understand the provisions of the contracts and their administration.

BOARD POLICY: 106	PAGE: 5

	11.	Employee Relations

To ensure that two-way communication between employees and management is established providing opportunities for feedback and employee involvement and participation as appropriate.

C.	Operations

	1.	Overall Administration

a.

To direct and manage the day-to-day operations and activities of the Association in accordance with the policies of the Board of Directors and in accordance with all contracts and lending institution policies and procedures, as well as applicable federal, state and local laws.

b.

To delegate appropriate authority to immediate staff and authorize further delegation of authority to any level of management with full recognition that the Chief Executive Officer cannot be relieved of overall responsibility or any portion of accountability.

		c.	To designate an appropriate person to serve as Acting Chief Executive Officer in the absence of the Chief Executive Officer.

		d.	To ensure that staff advice and assistance is available to the Board of Directors and its committees.

e.

To accept invitations to participate in or designate other staff members to participate in national, state and local meetings which further the best interest of the Association, within the limitations of Board policy and the approved budget. Participation by the Chief Executive Officer in such activities which requires considerable time over a sustained period requires approval of the Board.

f.

To determine the transportation needs of the Association, with the understanding that the number of company-owned or leased cars individually assigned to employees will be minimized, and a pool of company-owned or leased cars will be utilized, and both activities will be accomplished in the most economical and practical extent possible. Such company-owned or leased cars shall be used only for trips that are primarily official business.

		g.	To serve as the authorized spokesperson for the Association on major issues impacting the Association and to keep the Board up to date and well informed on such issues.

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2.	Membership Services

To direct appropriate and efficient membership services in such areas as, but not necessarily confined to, public and member relations, load management, energy conservation, marketing communications, and research.

3.	Legislation

a.

To develop and carry out, consistent with Board policy 121, a legislative program furthering the Association’s objectives and policies. Such a program will include, but not be limited to, research, preparation of testimony, presentation of testimony before appropriate committees, consultation with members of Congress, the state legislature, and state and federal administrative and regulatory agencies.

	b.	To participate with allied groups to obtain their increased understanding and support of the Association’s legislative and regulatory objectives and programs.

4.	Financial

a.

To administer the approved budget, including approval of non-budgeted items or budget changes of not more than $1,000,000 or all non-budgeted items which, in his or her judgment, are vital to effect unanticipated emergency maintenance or repairs. Non-budgeted items or budget changes exceeding $500,000 must be reported to the Board of Directors.

b.

To invest or reinvest funds, cash investments when due, and cash government bonds when, and if, necessary to protect the Association’s cash position, and to carry out an effective cash management program.

c.

To authorize and approve the travel expenses of personnel, except the Chief Executive Officer’s, on company business within the limitations of the budget and within established policy. All such expenses shall be supported by itemized expense accounts with receipts attached, as appropriate. Expenses of the Chief Executive Officer will be approved by the Chairman of the Board or the Treasurer of the Board prior to payment.

d.

To approve accounting systems, procedures, statistics and types of reports necessary for sound financial management of the Association, and to meet the requirements of lending and regulatory agencies and for necessary control, information required by the

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Board of Directors.

e.

To purchase all equipment, vehicles, hardware, furniture, materials, and supplies within the limitations of the budget and Board policy. All purchases shall comply with applicable Association bylaws, policies and procedures. All purchases of major equipment or large quantities of materials for generation, transmission and substations shall be via competitive bids when feasible.

f.

To negotiate and approve contracts for construction in accordance with applicable Association procedures. Contracts in excess of $1,000,000 (net to the Association) shall be submitted to the Board for approval.

g.

To approve purchase orders and contracts, including cumulative changes, if $1,000,000 or less (net to the Association) for previously Board-approved projects and report on all active purchase orders and contracts over $250,000 (gross) each quarter. Purchase orders and contracts exceeding $1,000,000 (net to the Association) will be brought to the Board for approval prior to any commitments or expenditures being made.

h.

To approve change orders on purchase orders and contracts previously Board-approved, if the cumulative value of the changes is less than 15% of the original value. Change orders exceeding 15% of the original Board approved contract value or which cause the original value to exceed $1,000,000 (net to the Assocation) will be brought to the Board for approval prior to any commitments or expenditures being made.

i.	To determine insurance coverages required for effective risk management and to negotiate purchase of such coverages within the limitations of the budget and Board policy.

j.

To authorize individual memberships in civic clubs and organizations and company memberships in local organizations in which membership would be helpful and to authorize payment of dues by the Association within the limitations of the budget and established Board policy.

k.	To ensure that an internal auditing function is in place to carry out necessary studies with reports to the Board by the Chief Executive Officer on the results of such studies as appropriate.

l.	After authorization of a bond issuance by the Board, to ensure that the documentation necessary for the issuance of bonds is prepared,

BOARD POLICY: 106	PAGE: 8

and to carry out negotiations with financing institutions for the sale of such bonds striving to achieve the lowest cost financing and to obtain approvals as are necessary for the sale thereof.

m.

Subject to Subsections (f) and (g) above: To negotiate and execute all documents relating to the purchase, use, sale, lease, or other transactions affecting real property, to exercise the power of eminent domain to acquire for projects described in an approved budget property which the Association has been unable to obtain by negotiation; to execute and deliver all environmental studies and reports; to make application for all permits relating to the operations of the Association; to design, route and determine the site for all facilities within the limitations of Board policy and the budget.

n.

To perform all acts necessary or incidental to the management of the operations of the Association, unless such acts are specifically reserved to the Board pursuant to law, the Association’s articles of incorporation and bylaws, or Board policies.

5.	Control

	a.	Operations

To submit periodic and special reports to the Board of Directors on conformity of operations with approved policies and programs and recommend any revisions requiring Board approval and to direct any remedial action required.

	b.	Finances

To submit periodic and special financial reports to the Board to keep them informed of the Association’s financial position and conformance to financial plans and forecasts, and to see that all persons having access to cash or responsible for purchasing of materials are properly bonded in accordance with all requirements of the lending agencies.

	c.	Budgets

To report monthly to the Board on revenues and expenditures compared to budget. To recommend any revisions required, and to direct any necessary remedial action.

	d.	Annual Financial Audit

To participate with the Board in the review, with the auditor present,

BOARD POLICY: 106	PAGE: 9

of the annual financial audit and management letter. To direct any remedial action required and to ensure that the management letter, along with the Audit Report, is sent to each Board member prior to the meeting at which they are to be discussed.

e.	Materials Management

	1.	To determine the amount of, and establish proper control of, all physical inventories to minimize investment in inventories needed to meet operating and construction needs.

	2.	To ensure that a system is established to accurately account for all materials used.

f.	Member Complaints

To submit periodically to the Board of Directors an analysis of Member complaints and to take any corrective action required or to recommend appropriate revisions in Board policy.

g.	Reliability of Service

To submit annually to the Board a report on service reliability and any remedial action taken.

h.	Availability of Power Supply

To report periodically to the Board on load growth compared to availability of power and to recommend plans to meet anticipated growth to ensure an adequate and reliable supply for the Member at the lower possible costs consistent with sound business and management practices.

i.	Power Costs

To continually study power costs compared to projections and to recommend to the Board, as far in advance as possible, any changes in power costs necessary to maintain financial strength and stability and to meet all requirements of lending and regulatory agencies.

j.	Loss Control

To ensure that a loss control program is carried out to minimize and control losses due to accidents, environmental hazards and other risks.

BOARD POLICY: 106	PAGE: 10

		k.	Member Meetings

To report to the Board on the effectiveness of annual and other member meetings with recommendations on improvements which can be made.

III.	RESPONSIBILITY

	A.	The Chief Executive Officer shall report to the Board periodically on how these delegations are being carried out. Further delegations to the Chief Executive Officer may be made as required.

The Chief Executive Officer may delegate any of the foregoing authorities to the Acting Chief Executive Officer or other staff and the Acting Chief Executive Officer may act in any or all of these responsibility areas in the absence of and when designated to act for the Chief Executive Officer. The Chief Executive Officer is solely responsible for and accountable to the Board for the foregoing delegations of responsibility.

	B.	The Board of Directors is responsible for approving any changes in the delegations to the Chief Executive Officer.

The Chairman of the Board shall be responsible for ensuring that the performance of the Chief Executive Officer is appraised each year by the Operations Committee of the Board and that a written report is made to the full Board on or before the second Board meeting in March of each year, but no later than April 23, on the results of such appraisal, including a recommendation on a salary adjustment when appropriate, and that the results of such appraisal are discussed with the Chief Executive Officer.

Date Approved:	18 June’ 03	Attested:

Secretary of the Board

BP: 106

APPENDIX B

CHUGACH ELECTRIC ASSOCIATION, INC.

BOARD POLICY: 118	Date: June 18, 2003

DELEGATION OF CERTAIN OF THE SECRETARY OF THE BOARD’S AND
TREASURER OF THE BOARD’S DUTIES TO THE CHIEF EXECUTIVE OFFICER

I.	OBJECTIVE:

To specify certain duties of the Secretary of the Board and the Treasurer of the Board which are delegated to the Chief Executive Officer, and to supplement the Chief Executive Officer’s title accordingly.

II.	CONTENT:

Article VI, Section 8 of the Association’s bylaws provides that the Board may delegate one or more of the duties of the Secretary of the Board and/or of the Treasurer of the Board to others. By this policy the Board specifies the duties so delegated and establishes certain standards and conditions governing these delegations:

A.

The duties hereinafter specified are delegated to the Chief Executive Officer. The Chief Executive Officer may further delegate these duties to his/her staff, but he/she shall not be relieved of full accountability for their proper execution.

B.	Certain of the Secretary of the Board’s duties as set forth in Article VI, Section 6 of the Association’s bylaws are so delegated as described below:

1.

Recording the minutes of the board or member meetings. However, if the Secretary of the Board is present at such meetings, this shall be done under his/her supervision and direction, and the Secretary of the Board shall be responsible for their accuracy and shall sign them after they are duly approved.

2.

Giving notice of board or member meetings. However, if the Secretary of the Board so desires, the Secretary of the Board shall approve the form and wording of any notice of a special board or member meeting, in which case such notice shall be sent over his/her name as Secretary of the Board. The Chief Executive Officer shall notify the Secretary of the Board that such a notice is to be given so as to afford him/her an opportunity to exercise the prerogative above stated.

BOARD POLICY: 118	PAGE 2

3.

Serving as custodian of the Association’s records and its official seal. The Secretary of the Board shall, however, affix or personally supervise the affixing of the official seal to any document if so required by law or board resolution.

	4.	Keeping a register of the names and addresses of all members.

	5.	Signing the membership certificates, but only if the Board has authorized such signing by his/her facsimile signature.

	6.	Having general charge of the Association’s books in which a record of the members is kept.

	7.	Keeping on file copies of the Association’s Articles of Incorporation and Bylaws and being responsible for furnishing copies thereof to members upon their request.

	8.	In general, performing all duties incident to the office of Secretary of the Board, and such other duties as from time to time may be assigned by the Board of Directors.

C.	Certain of the Treasurer of the Board’s duties as set forth in Article VI, Section 7 of the Association’s bylaws are delegated to the Chief Executive Officer as described below:

1.

Being in charge and having custody of, and being responsible for, all funds and securities of the Association. However, the Chief Executive Officer’s duties, responsibilities and authorities in this respect may be limited or conditioned as otherwise resolved by the Board, either from time to time or by separate policy governing the subject.

2.

Receiving, receipting, depositing and investing monies received by the Association. However, the Chief Executive Officer’s duties, responsibilities and authorities with respect to deposit institutions and investments shall be within the limitations of Board policy.

	3.	In general, performing all the duties incident to the office of Treasurer of the Board and such other duties as from time to time may be assigned by the Board of Directors.

BOARD POLICY: 118	PAGE 3

D.

The Chief Executive Officer shall also have the titles of Assistant Secretary of the Board and Assistant Treasurer of the Board, but these titles need not be stated on the Association’s stationery or other identifying papers, ink stamps, documents, etc., except when appropriate in the execution of the duties herein delegated.

III.	RESPONSIBILITIES:

It shall be the responsibility of the Board of Directors to administer this policy.

Date Approved:	18 June’ 03	Attested:

Secretary of the Board

BP: 118

APPENDIX C

CHUGACH ELECTRIC ASSOCIATION, INC.

BOARD POLICY: 107	DATE: June 18, 2003

BOARD OF DIRECTORS - CHIEF EXECUTIVE OFFICER RELATIONSHIP

I.	OBJECTIVE

To establish the policy governing the basic relationship between the Board of Directors and the Chief Executive Officer, including the principles involving the delegation of authority.

II.	CONTENT

The Board of Directors of the Association recognizes, establishes, and maintains the following guidelines in their relationship with the Chief Executive Officer:

A.

It is recognized that good management is the most important factor in the success of the Association. This includes a strong and effective Board, Chief Executive Officer and staff, as well as dedicated and capable employees. In exercising its responsibilities, the Board of Directors reserve their authority to establish policies, approve plans and programs and delegate authority to their Chief Executive Officer, except those that are by law, the Articles of Incorporation and Bylaws, conferred upon or reserved to the members.

B.

The Board of Directors recognize their responsibility and their need to establish policies, approve plans and programs, appraise results achieved and delegate authority to the Chief Executive Officer to execute and carry out their plans, programs and policies. The Chief Executive Officer shall, among other things, be responsible for the hiring of capable personnel within the limitations of Board policy and budget constraints, determining compensation within the approved wage and salary plan and policy, training, supervising and terminating if necessary.

C.

All policies of the Board of Directors shall be adopted at regular or special Board meetings acting collectively as a Board. The Chief Executive Officer is delegated the responsibility of carrying out such policies and reporting back to the Board on the results achieved.

D.

The Board recognizes that should any Director undertake in private conversation with others to make commitments for the Board of Directors, unless directed officially by the Board, that Director becomes involved in a serious breach of policy that might disrupt the entire organization. The Board member shall be subject to reprimand from his or her fellow Board members should he/she attempt to make commitments unofficially for the Board.

E.

The Board of Directors shall refrain as individuals from discussing management and personnel problems with personnel of the Association. The Board of Directors, in consultation with the Chief Executive Officer, may confer with key personnel at regular or special meetings of the Board.

F.

The “flow” of authority for the management of the Association shall be through the Board of Directors to the Chief Executive Officer. The Board of Directors shall require full, complete and timely information from the Chief Executive Officer concerning pertinent matters in connection with the management of the Association as set forth in Board Policies.

G.

The Board of Directors recognize that efficient management of the Association can exist only through mutual understanding and complete cooperation between the Board of Directors and the Chief Executive Officer. The Chief Executive Officer is expected to produce results and give an account to the Board of Directors for his or her stewardship. His or her performance cannot be of the best unless he or she is given latitude to exercise independent judgment in executing policies of the Board of Directors. The Board of Directors acknowledges that obligation and gives the Chief Executive Officer that latitude of judgment and discretion, and expects faithful performance in carrying out all of the policies of the Board of Directors.

H.

The Board of Directors recognize their responsibility for the employment of a Chief Executive Officer, and further, the additional responsibility for a systematic annual appraisal, no later than April 23 each year, of the Chief Executive Officer’s performance in order that growth, development and effective improvements are encouraged.

	I.	The Chief Executive Officer may only be terminated in accordance with the contract between the Chief Executive Officer and the Board.

III.	RESPONSIBILITIES

	A.	The Chairman of the Board shall be responsible for bringing the attention of the Board members to non-adherence to this policy.

B.

The Board of Directors shall be responsible for seeing that the performance of the Chief Executive Officer is appraised each year by the Operations Committee, which will make a written report to the full Board on or before the second Board meeting in March of each year, but no later than April 23, including a recommendation on a salary adjustment when appropriate. Once reviewed with the Board, a written report should be made to the Chief Executive Officer and discussed with him or her.

Date Approved:	18 June’ 03	Attested:

Secretary of the Board

BP: 107

APPENDIX D
PERFORMANCE-BASED BONUS PROGRAM

TO:	William R. Stewart, Chief Executive Officer

FROM:	Board of Directors

TIMEFRAME:	July 1, 2006 through June 30, 2007

	Stated Objective		Criteria for Measuring Success in Meeting Stated Objective	Percentage of Base Salary Linked to Success

1.	Rate Review			5%

	Restructure rates between G&T and Distribution Functions to correct debt structure and properly allocate interest expense while updating depreciation schedules and cost of service.	A. B. C. D.

Preliminary rate case outline to Chugach Board by 7/20/06 for direction to prepare a rate case.

Preliminary rate case results to MEA Joint Committee process, as well as HEA, SES and RAPA by 8/1/06.

Board approval of rate case filing at 9/20/06 Board meeting.

File rate case with RCA by 9/30/06.

2.	Single-Member G&T Update			5%

The Chugach Board of Directors passed a resolution on September 15th 2004, that directed the CEO to undertake all necessary steps to craft a plan to create a single-owner G&T organization that would hold all Chugach assets, contractual arrangements, and associated debt. A three-part plan was developed and presented to the BOD on March 8, 2005. To date, Chugach staff has completed all steps in part A that functionally unbundles the organizations finances without a change in corporate structure. The next step is to determine whether organizational restructuring and financial unbundling meets the needs of the Association or if we need to evaluate the feasibility and necessity of proceeding with a separate corporate structure.

		A.

Evaluate feasibility and necessity of proceeding with separate corporate structure by June 30, 2006. Provide recommendation to BOD on whether Chugach should proceed with Steps B and C of the overall plan at the July strategic planning session.

	Stated Objective		Criteria for Measuring Success in Meeting Stated Objective	Percentage of Base Salary Linked to Success

3.	Make Decision on Future Generation			5%

Aging generation and high fuel prices have significantly increased G&T rates to customers. Of the near-term options, coal has a significant hurdle due to high initial capital costs and gas turbines have the uncertain future of dwindling gas supply and volatility of market-based (Henry Hub) prices. Other options such as wind, geo-thermal, tidal and hydroelectric are under investigation, but likely will not meet near or mid-term needs (5 to 10 years).

		A. B. C.

Complete coal plant and gas plant development options by September 1, 2006.

Provide recommendation to Board of Directors by October 2007.

Fire Island

Complete study of issues raised by the FAA and report to the Board on results in August (contingent on FAA providing results in time)
Participate as an MOU partner in activity led by others
System integration study (GVEA)
Wind studies/Corp of Engineers 404 permit work/RFP development and issuance (ML&P, pending release of additional Denali Commission funds)

4.	Negotiate Labor Contract with Represented Employees			5%

All three IBEW contracts (Office & Engineering, Outside Plant and Generation Plant) and the Culinary Union (HERE) terminate on June 30, 2006. A substantial effort will be required by both management and bargaining unit personnel to work toward a win/win result.

		A. B. C.	Establish goals and objectives for each agreement. Identify negotiating teams for each agreement. Provide monthly updates to the Board of Directors.

	Stated Objective		Criteria for Measuring Success in Meeting Stated Objective	Percentage of Base Salary Linked to Success

5.	Investigate and negotiate fuel options to meet Chugach’s short, medium and long-term needs.			5%

Chugach has gas contracts with the Beluga Producers (Conoco Phillips, Chevron, ML&P) and Marathon Oil Company. Gas volumes from all these contracts will run out by approximately 2011. Chugach has an additional 120Bcf of additional volumes committed from the Beluga Producers (40 Bcf each) but not priced. Based on current use (25 Bcf per year), Chugach is obligated to initiate negotiations with Conoco Phillips, ML&P and Chevron by January 1, 2007 and agree upon terms by January 1, 2008.

		A. B. C. D. E. F.

Begin negotiating with Conoco Phillips, Chevron and ML&P for Period 3 Volumes

Begin negotiating with Marathon for follow-on volumes and potential volumes for sales to GVEA

Investigate fuel-hedging strategies to mitigate market volatility with singer market indices

Investigate alternative fuel options to diversify fuel sources and mitigate potential gas shortages and volatile market pricing.

Participate with other gas users and producers to investigate alternatives such as LNG import and availability to new gas supplies within Alaska

Provide regular confidential updates to the Board of Directors